                                                     Exhibit 99.1
  P   R   O   S   P   E   C   T   U   S

                                RENTECH, INC.
                 500,000 Shares Common Stock ($.01 par value)

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
                    SEE RISK FACTORS BEGINNING AT PAGE 4

       This Prospectus relates to 500,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of RENTECH, INC. (the "Company"). The Selling Shareholders are identified in this Prospectus under the heading "Selling Shareholders." The Shares may be offered by Selling Shareholders from time to time: (i) in transactions in the over-the-counter market, on the automated inter-dealer system on which shares of Common Stock of the Company are then listed, in negotiated transactions, or a combination of such methods of sale, and
  (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution." Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       The Shares were issued to the Selling Shareholders upon exercise of options granted to them under the Company's employee benefit plans. None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has, however, received the net proceeds from the exercise of the stock options described herein under "Use of Proceeds." The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

       The Common Stock of the Company is listed and traded on the Nasdaq OTC Bulletin Board, under the symbol "RNTK." On January 24, 2000, the last reported sale price of the Common Stock was $.6875 per share.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 27, 2000


                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in Denver (Suite 4800, 1801 California Street, Denver, Colorado 80202), New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     DOCUMENTS INCORPORATED BY REFERENCE

       The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

       Rentech, Inc.
       1331 17th Street, Suite 720
       Denver, Colorado 80202
       Telephone number:  (303) 298-8008
       Attention:  James P. Samuels, Chief Financial Officer

       The following documents filed with the Commission by the Company (File Number 0-19260) are hereby incorporated by reference into this
  Prospectus:

       The Company's Form 10-KSB for the fiscal year ended September 30,
  1999.

       The Company's Form 8-K dated October 12, 1999.

       The Company's Form 8-K dated November 16, 1999.

       The Company's Form 8-K dated November 24, 1999.

       All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                 SUMMARY

  The Company

       Rentech, Inc., a Colorado corporation organized in 1981 and based in Denver, is engaged in the development, marketing and licensing of its patented and proprietary technology that converts natural gas and solid and liquid carbon-bearing materials into fuels, products and chemicals. The Company's gas-to-liquids technology (the Rentech GTL Technology) is capable of using as feedstock a variety of naturally occurring hydrocarbons as well as gaseous, liquid and solid hydrocarbons produced as by-products or waste in various industrial processes. Feedstocks include high BTU, low sulfur natural gas (so-called sweet natural gas); lower BTU natural gas; natural gas containing higher concentrations of carbon dioxide, nitrogen or sulfur; industrial waste gas; heavy crude oil; refinery by-products; coal; coal fines and petroleum coke.
  Principal products produced from Rentech's gas-to-liquids technology (GTL products) include clean diesel fuel (ecodiesel), naphtha (an intermediate product used to make gasoline and certain petrochemicals) and waxes that can be further processed into high-value specialty products such as synthetic lubricants, base oils and drilling fluids. Rentech also owns interests in other businesses subsequently described in this Prospectus.

  The Rentech Technology

       The Company believes that its Rentech GTL Technology represents a technological breakthrough that could provide significant benefits to the oil and gas industry, other energy businesses and the environment. The potential advantages of the Rentech GTL Technology include:

  - Improving refinery economics through more efficient use of heavy and sour crude oil and refinery residues.

  - Enhancing the value of uneconomic methanol or other industrial plants that have costly gas reforming systems in place that can be alternatively used to make synthesis gas for the production of GTL products.

  - Allowing natural gas producers to economically develop and produce remote and substandard gas resources, thus increasing their proved reserves and revenue.

  - Facilitating efficient co-production of electricity and GTL products from coal and other feedstocks while dramatically reducing harmful emissions.

  - Broadening available supplies of clean energy and transportation fuel to help meet the rapidly growing worldwide demand.

  - Producing high-value, high-purity specialty products to meet increasingly stringent environmental standards and product specifications.

  - Enhancing U.S. energy security by facilitating expanded use of relatively abundant coal and natural gas resources for needs traditionally met by increasing amounts of imported crude oil and fully refined products.

  - Allowing developers of gas conversion plants using the Rentech GTL Technology to obtain insurance covering performance of the Rentech GTL process.

  Business Strategy

       Rentech's business strategy is to achieve use of its technology in commercial gas-to-liquids projects and to expand its revenue and earnings through an integrated approach of strategic relationships, technology licensing and direct project participation, emphasizing the following key components:

       Environmental and Energy Demand Trends. Rentech believes it can capitalize on many current trends impacting the energy, transportation and environmental industries through application of the Rentech GTL Technology. Those factors include increasingly stringent requirements to reduce tailpipe emissions and strengthen clean-air standards; the contradictory need of refiners to cost-effectively produce cleaner fuel from increasingly poor quality crude oils; the regulatory curtailment of natural gas flaring; economic incentives to profitably develop vast, remote resources of natural gas; steadily increasing power demand around the world; a need to utilize dirty coal for clean power generation; and the search for a practical fuel source for transportation fuel cells currently being developed.

       Accelerating Commercialization Through Strategic Relationships. While the Rentech GTL Technology is not currently being used in any commercial scale plant, the Company is pursuing rapid commercial deployment of its technology through a number of initiatives. To accelerate its efforts and leverage its technology, Rentech has formed several strategic relationships with owners of complementary technologies, engineering capabilities, financial assets and potential projects. These relationships are designed to broaden application of Rentech's technology and accelerate deployment of commercial GTL facilities.

  - In October 1998, Rentech granted an exclusive technology license to Texaco Natural Gas, Inc. (now Texaco Energy Systems, a division of Texaco, Inc.) to use and sublicense the Rentech GTL Technology in projects where solid and liquid hydrocarbons are used as feedstock. The license also granted Texaco a non-exclusive license for conversion of natural gas to liquids. Texaco's "front-end" synthesis gas reformer units have been deployed in 68 of its own and others' refineries and chemical plants around the world. Under an expanded Technical Services Agreement signed in June 1999, Rentech and Texaco are rapidly pursuing design work to integrate Rentech's GTL conversion technology with Texaco's gasification technology in preparation for commercial deployment.

  - In May 1999, Rentech formed a strategic financial relationship with Republic Financial Corporation of Denver, Colorado to pursue joint ventures with owners of existing North American methanol plants to convert those plants to gas-to-liquids facilities. Retrofitting an existing industrial plant with the Rentech GTL Technology significantly reduces the construction time and cost compared to building a greenfield GTL plant. Rentech believes modification of these existing plants would enhance their economics with feedstocks including marketable, pipeline-quality natural gas.

  - In August 1999, Rentech agreed by a letter of intent to grant Dresser Engineering Company, of Tulsa, Oklahoma, a license by which Dresser will market Rentech's GTL Technology for projects that Dresser develops. Dresser will have the exclusive right, except for Texaco's rights and Donyi Polo Petrochemicals' rights in the country of India, to provide the engineering services and to design the synthesis gas reactors that are necessary to use Rentech's technology. Dresser's participation in marketing and developing projects is expected to substantially contribute to commercial use of Rentech's technology.

  -    Rentech also has R&D relationships with Thermal Conversion
       Corporation (TCC) of Kent, Washington and Phoenix Gas Systems of

       Long Beach, California. The focus of each of these separate collaborations is to develop smaller, more efficient and cheaper front-end synthesis gas units for deployment on platforms in offshore oil and gas fields, on barges for inland waterway oil and gas fields and skid-mounted or trailer truck-mounted for smaller onshore oil and gas fields.


  Other Businesses

  Okon, Inc.

       In March 1997, Rentech entered into the business of manufacturing and marketing water-based wood stains, concrete stains, block pluggers and other water repellent sealers on a wholesale basis by purchasing the assets of Okon, Inc. (Okon), located in Lakewood, Colorado. The coatings produced and sold by the Okon subsidiary are biodegradable and environmentally clean.

       Okon has been engaged in the business since 1973. Okon markets and sells its products nationwide through a variety of channels. These include distribution through paint dealers, retailers other than discount retailers and mass merchandisers, industry users, and architects and building contractors. The formulas used by Okon for manufacturing its products are proprietary. The customers are primarily the construction industry and architects who use the coatings on wood, concrete and masonry for their construction projects. Okon has a one-person sales staff, but no distributors or independent sales representatives. The brand names of the various products are recognized throughout the industry.

       Okon primarily manufactures and markets standard products, but it also prepares special products for large orders. Sales are generally made pursuant to purchase orders, which are occasionally revised to reflect changes in the customer's requirements or to establish special orders. Product deliveries are scheduled upon Okon's receipt of purchase orders, and orders are typically filled within one to two days. Okon had no significant backlog of orders.

  Petroleum Mud Logging, Inc.

       In June 1999, Rentech entered into the business of providing well logging services to the oil and gas industry. This occurred through its purchase of the assets of two established and related companies that have been providing services in these fields since 1964. Rentech is using the assets to continue these businesses through its wholly-owned subsidiary, Petroleum Mud Logging, Inc. The business is operated from Oklahoma City, Oklahoma. The services are provided to customers located in Oklahoma, Texas, Kansas, Louisiana and Arkansas.

       Petroleum Mud Logging, Inc. owns 18 mobile well logging units that are moved from well to well. Through state of the art instruments, the logging equipment measures traces of gases and water throughout the depth of a well hole by analyzing the drilling mud recovered from the well as drilling progresses. The results are transmitted to customers immediately by either land lines or satellite uplink. The mineral owners use this information to detect the presence of oil and gas deposits in underground formations.

       The assets of Petroleum Mud Logging also include a comprehensive library of well logs accumulated over the past 35 years. The well logs are available for examination by customers for a charge.

  ITN Energy Systems, Inc.

       Rentech owns 10% of ITN Energy Systems, Inc. (ITN/ES), a privately owned Colorado corporation established in 1995. The core technologies of ITN/ES include a thin multi-layer deposition process; intelligent processing; structures and materials; and photovoltaic power system design, integration, and installation. ITN/ES intends to develop and commercialize new, innovative products for defense and commercial markets based on advanced materials and structures technologies.

       ITN/ES's business approach is to do basic development for specific technologies with the support of government contracts and then to identify a strategic partner to provide the necessary capital to commercialize the specific products of that technology. ITN/ES's goal is to develop its technologies adequately to attract federal research funds that will help ITN/ES retain some control over the direction of future government research and a larger proprietary ownership of the results. The current customers of ITN/ES are the U.S. Air Force Research Laboratory, Defense Advanced Research Projects Agency, the National Aeronautical Space Administration (NASA), and the U.S. Department of Energy.

       Using its core technologies, ITN/ES is developing several products to be offered for commercial uses. These products include a lightweight, flexible Copper Indium Diselenide (CIS) photovoltaic (PV) module and a lithium ion solid state thin film battery. ITN/ES's thin film PV technology is designed to make PV systems more affordable while its thin film battery product is designed to address needs in the portable, remote, and premium power markets. ITN/ES has identified several other technologies that it is developing for commercial uses. These include thin film solid state batteries, flexible electronic circuits, ceramic membranes, and fly ash compaction. ITN/ES also plans to develop an understanding of volume manufacturing issues and to develop markets and marketing strategies in this field.

       Rentech is also participating with ITN/ES in the development of ceramic membrane technology. The ceramic membranes would be used to separate selective gas components from industrial and atmospheric gases by use of advanced ceramic filters. Applications for patents with claims to use of the technology in that field are now being prepared. Rentech is entitled to 20% of the revenues from any use of the technology, and ITN/ES will receive the remaining 80%. Rentech also has the right to direct marketing efforts of the ceramic membrane technology when used with gas-to-liquids processes.

  Global Solar Energy LLC

       ITN/ES has developed technology for manufacturing flexible photovoltaic (PV) modules. Currently, ITN/ES owns 50% of an Arizona limited liability company called Global Solar Energy LLC (Global Solar Energy) which is using ITN/ES's technology. The other 50% owner of Global Solar Energy is Advanced Energy Technologies, Inc., a wholly owned subsidiary of Tucson Electric Power Corporation, which is a wholly-owned subsidiary of UniSource Energy Corporation.

       Global Solar Energy LLC, established in May 1996 by Tucson Electric Power and ITN/ES, manufactures and markets flexible photovoltaic (PV) modules. The PV modules are used for the production of electricity. Global Solar Energy utilizes innovative solar technology developed by ITN/ES to produce Copper Indium Diselenide (CIS), a new class of solar cell materials in a state-of-the-art facility in Tucson, Arizona. The facility started production in the third quarter of 1999, and is designed to annually produce up to 1.5 megawatts of thin-film photovoltaic modules that are 1/20th the thickness of a piece of paper. The flexible photovoltaic modules are to be sold for military, space, consumer, and commercial applications. The plant's production capacity is expected to be expanded substantially to meet increasing demands for an environmentally safe energy source. The joint venture expects that the innovative manufacturing technology used in the new plant can reduce production costs of PV modules below that of other existing solar energy technologies. Rentech's ownership interest in ITN/ES provides Rentech an indirect interest amounting to 5% of Global Solar Energy although the interest of the owners will be reduced proportionately by any equity interest granted to a lender of funds used to expand the Tucson plant.

  ITN Electronic Substrates LLC

       In order to facilitate and participate in ITN/ES's development of technologies, Rentech and ITN/ES have formed and each own 50% of a Colorado limited liability company called ITN Electronic Substrates LLC. The LLC intends to develop and introduce several technologies into the commercial marketplace that are spinoffs from other developments originally conceived by the principals of ITN/ES within the aerospace and military sector. The LLC is seeking a large investment from a third party to fund its various advanced technologies, none of which have been fully developed and readied for production. ITN Electronic Substrates LLC also has technology for production of Radio Frequency Identification Tags. The RFID tags would be used to identify and locate a wide variety of objects in which the tags are embedded.

       The executive offices of the Company are located at 1331 17th Street, Suite 720, Denver, Colorado 80202, telephone (303) 298-8008, fax
  (303) 298-8010.


                                 RISK FACTORS

       1. Lack of Profitable Operations: History of Losses. From inception on December 18, 1981, through September 30, 1999, the Company has sustained losses aggregating $17,056,264. For the year ended

  September 30, 1999, the net losses were $3,442,661. There are no assurances that the Company will operate profitably in the future or will be able to acquire additional revenue producing businesses, or that the Company's licensees will complete construction of plants using Rentech's Technology, or that any conversion plants using the Rentech GTL Technology that are completed will be operated profitably or generate engineering design fees, license fees, royalties or product revenues for the Company.

       2. Successful Operation of Plants Using Rentech GTL Technology Not Assured. The successful use of Rentech GTL Technology by licensees largely depends upon their ability to design, construct and operate plants using the Rentech GTL Technology on a commercial scale. The successful commercial use of plants using Rentech GTL Technology will be dependent upon a number of factors. These factors include, among others, the following responsibilities of a licensee: constructing plants that are properly designed by a licensee for the chemical composition of the feedstock obtained for the plant; the amount and quantity of the feedstock; the availability and cost of construction financing; mechanical adequacy of the plant equipment and machinery, whether related or unrelated to the Rentech GTL Technology; costs no higher than expected to separate the catalyst from waxes produced in the gas conversion process; availability and adequacy of roads, utilities, worker housing and other infrastructure at the plant site; the plant operator's management and skills; operating circumstances; and other conditions that Rentech may not anticipate or control.

       3. Economic Use of Rentech GTL Technology Not Assured. Rentech's belief that its technology can be cost effective and that full-scale conversion plants using the technology can be profitably operated depends upon the availability of low-cost feedstock, the economic efficiency of the technology and market demand for the end products at profitable prices. In the event low-cost feedstock cannot be obtained, plants using Rentech GTL Technology may not produce products for sale at competitive prices. The products of Rentech GTL Technology will compete with other petroleum products, including products produced by similar technology.
  To a great extent, competition in this business will be based upon price, although compliance with environmental laws may create demand for the Company's low aromatic, sulphur-free diesel fuel even at premium prices. The diesel fuel produced by Rentech GTL Technology has not been subjected to long-term engine tests to determine if there are adverse effects. No in-depth cost or price studies of the products of the Rentech GTL Technology have been prepared by independent third parties for the Company. Adverse economic results at plants using Rentech GTL Technology would adversely impact Rentech's operating results and financial condition by depressing its potential income from the technology.

       4. Lack of Adequate Capital to Exploit Rentech GTL Technology. In situations where Texaco is not using or licensing Rentech GTL Technology, the capital cost of gas conversion plants and natural gas fields or other sources of feedstock that use Rentech GTL Technology requires more capital than is available to the Company or to many of its potential licensees. While the Company does not presently plan to build its own plants, except to convert existing methanol plants, and expects its licensees to acquire feedstock and build and own plants for which they are licensed by the Company, many potential licensees of the Rentech GTL Technology have been unable to finance the construction costs and acquire feedstock. These limitations have slowed and will continue to delay use of Rentech GTL Technology and resulting revenues to the Company. Rentech has joined with Republic Financial Corporation to commercially exploit the technology with existing methanol plants in North America. There are no assurances that joint arrangements with other better capitalized companies will be available or acceptable to the Company or that Texaco will commercially use the technology.

       5. Working Capital. At September 30, 1999, the Company had working capital of $115,457 as compared to a working capital of $3,195,381 at September 30, 1998. The decrease in working capital is primarily due to the use of cash for operations and investing activities partially offset by cash provided from the issuance of the Company's common stock and Series 1998-B convertible preferred stock during fiscal 1999. As of January 12, 2000, the Company has raised $1,600,000 in a private placement offering, and has an additional $600,000 in subscription agreements to be funded in January 2000. The cash received from this private placement, the cash generated from the Company's subsidiary operations, the cash generated from the Texaco contract and the Texaco royalty fees are expected to be adequate to fund the Company's operations at the current level through fiscal 2000.

       6. Need for Additional Financing. In addition to the funds Texaco is currently providing for Rentech's services under the Technical Services Agreement between them, Rentech has expended and will continue to expend substantial funds to continue to research and develop its technologies, especially the Rentech GTL Technology. Rentech intends to seek additional debt and equity financing in the capital markets. There can be no assurance that additional financing, when required, will be available or on terms acceptable to Rentech. If adequate funds are not available, Rentech may be required to delay or to eliminate expenditures for certain of its capital projects or to license to third parties the rights to commercialize additional products or technologies that Rentech would otherwise seek to develop itself. In addition, Rentech may obtain additional funds through equity and debt project financing and collaborative or other arrangements with strategic partners and others. If additional funds are raised by issuing equity securities, further dilution to investors may occur. The board of directors of Rentech is currently empowered, without stockholder approval, to issue and has issued preferred stock with dividend, liquidation, conversion, voting and other rights that could adversely affect the voting power and other rights of the holders of the Rentech Common Stock.

       7. Success of the Rentech GTL Technology Depends Upon Licensees. Except to the extent that it converts existing methanol plants, Rentech does not intend, and does not have adequate capital, to finance, construct and operate its own commercial plants. Successful use of the Rentech GTL Technology therefore depends upon licensees. If any influential licensee such as Texaco terminates its license or does not proceed to use the technology, potential licensees are not likely to use the technology. Rentech will receive royalties and other revenues from operations only from plants that operate successfully and economically.

  Under the license agreements offered by Rentech, it is a licensee's responsibility to obtain sources of feedstock that provide adequate supplies at inexpensive rates, conduct feasibility studies, recruit personnel who are skilled in conversion plants, obtain governmental approvals and permits, obtain sufficient financing on favorable terms for the large capital expenditures required, possibly construct infrastructure if not otherwise available at the plant site, design, construct and operate the plant, market the products, and perform other significant tasks. The ability of any licensee to accomplish these requirements, and the efforts, resources and timing schedules to be applied by a licensee, will be controlled by it. If the first few plants using the Rentech GTL Technology are not commercially successful, Rentech may be unable to obtain other licensees in the future. Several licensees have allowed their licenses to expire because of their inability to meet one or more of the requirements previously described for a plant. If licensees do not proceed with plants using the Rentech GTL Technology or do not successfully operate plants, Rentech's operating results and financial condition would be adversely affected. In addition, one or more of Rentech's licensees may pursue alternative gas-to-liquids technology on their own or in cooperation with others, including Rentech's competitors.

       8. Competitiveness of the Rentech GTL Technology Not Assured. The development of gas-to-liquids technology is highly competitive. The Rentech GTL Technology is based on Fischer-Tropsch processes that have been used by several others in synthetic fuel projects during the past 60 years. Historic experience has indicated that these applications of the established processes were not an economic means to create synthetic fuels. Because of increasing worldwide demand for fuels and other products of the Rentech GTL Technology, as well as the large quantities of carbon bearing gas, liquid and solid materials available as feedstock, there are economic incentives to develop and achieve significant market penetration for successful Fischer-Tropsch technology. Several major integrated oil companies, including Exxon Corporation, Royal Dutch/Shell and Sasol Ltd., as well as several smaller companies, have developed or are developing competing technologies. Each of these companies, especially the major oil companies, have significantly more financial and other resources than Rentech to spend on developing, promoting and using their technology. The U.S. Department of Energy has also sponsored a number of research programs in Fischer-Tropsch technology, some of which might potentially lower the cost of processes that compete with Rentech GTL Technology. There are no assurances that these companies, the Department of Energy, or others will not develop technologies that will be more commercially successful or better accepted in the industry than Rentech GTL Technology or that will render it obsolete.

       9. No Assurance of Industry Acceptance of Technology. As is typical in the case of new and rapidly evolving technologies, including the Rentech GTL Technology and the advanced technologies in which Rentech has an interest, demand and industry acceptance is subject to a high level of uncertainty. If Texaco or another licensee uses Rentech GTL Technology and fails to achieve success, other industry participants' perception of the Rentech GTL Technology could be adversely affected. If the industry fails to accept any of these technologies, especially the Rentech GTL Technology, whether due to their novelty and continuous evolution, or for other reasons, or acceptance develops more slowly than expected, Rentech's business, operating results and financial condition will be materially adversely affected. Any such event could reduce future license fees or revenues from conversion plants, and could make it more difficult or impossible for Rentech to successfully market its technology. Likewise, were a major oil and gas company to either successfully develop or adopt a Fischer-Tropsch technology competing with the Rentech GTL Technology, the marketability of the Rentech GTL Technology could be adversely affected. In addition, some companies may be motivated to seek to prevent industry acceptance of gas-to-liquids technology based on their belief that widespread adoption of such technology might negatively impact the competitive position of their companies without access to such technologies. Failure of the Rentech GTL Technology to achieve industry acceptance could have a material adverse effect on Rentech's business, operating results and financial condition.

       10. Operating Hazards of Fischer-Tropsch Plants. While the risks related to use of Rentech's Fischer-Tropsch technology in conversion plants are low, some plants may require oxygen producing systems to convert the feedstock into synthesis gas, the first step for use of Rentech GTL Technology. The oxygen producing systems, if required, will involve risk of accidents. Personal injuries and property damage may result. The frequency and seriousness of accidents, injuries and damages will impact the marketability of Rentech GTL Technology, its licensees' operating costs and insurability, and market acceptance of Rentech GTL Technology. Significant frequency or severity of such accidents could have a material adverse effect on Rentech's business, operating results and financial condition.

       11. Dependence Upon Key Personnel. Rentech's success with its technology and in implementing its business plan to develop advanced technology businesses are both substantially dependent upon the contributions of its executive officers and key employees. The individuals include Dr. Charles B. Benham, Dr. Mark S. Bohn, and Dennis
  L. Yakobson, each of whom have jointly and individually invented various aspects of the Rentech GTL Technology. At this stage of the Company's development, economic success of the Rentech GTL Technology depends upon design of conversion plants and their startup to achieve optimal plant operations. That effort and establishment of the Company's advanced technology businesses both require knowledge, skills, and relationships unique to the Company's key personnel. Moreover, to successfully compete with its Rentech GTL Technology and advanced technologies, the Company will be required to engage in continuous research and development regarding processes, products, markets and costs. Loss of the services of the executive officers or other key employees could have a material adverse effect on Rentech's business, operating results and financial condition. Rentech does not have key man life insurance. While Rentech's employment contract with Dr. Bohn expires in November 2000, and its employment contracts with other key employees expire in March 2000, Rentech believes these contracts will be extended.

       12. New Business Risks Associated With Entry into Advanced Technology Business. The likelihood of success of Rentech's entry into new businesses involving advanced technologies must be considered in view of the problems, expenses, difficulties, complications and delays frequently encountered with starting up a new business. Those factors include the development of new technology and the marketing of new products. The Company has no history of operations in these lines of business upon which to evaluate its prospects for future operating or financial success. Accordingly, success in these businesses is not assured.

       13. Risk of Technological and Regulatory Change and Requirement for New Products. The market for advanced technology products is characterized by rapidly changing technology, new legislation and regulations, and evolving industry standards. The introduction of products embodying new technology, the adoption of new legislation or regulations, or the emergence of new industry standards could render the Company's products and future products, if any, obsolete and unmarketable. The success and growth of the Company will depend, in part, upon its ability to anticipate changes in technology, market needs, law, regulations, and industry standards; to continue to attract, retain and motivate qualified personnel; and to successfully develop and introduce new and enhanced products on a timely basis. The Company will need to devote a substantial amount of its efforts to research and development as well as to sales and marketing. While Rentech now has adequate facilities and personnel for its continuing research and development work, there are no assurances that Rentech will be successful in addressing such risks.

       14. Limitations on Protection of Intellectual Property. Rentech relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its intellectual property rights in its lines of business. The success of Rentech may depend on its ability to establish, protect and enforce intellectual property rights with respect to its technologies and to successfully defend against any alleged infringement or related claims. Rentech's ability to protect and enforce its intellectual property position involves complex legal, scientific and factual questions and uncertainties, the successful outcome of which is not assured.

       15. Foreign Operations. Rentech expects that licensees of Rentech GTL Technology will construct plants in foreign countries where the licensee's conduct and profitability of operations are at risk. The additional risks include rapid changes in political and economic climates; changes in foreign and domestic taxation; lack of stable systems of law; susceptibility to loss of protection of patent rights and other intellectual property rights; expatriation laws adversely affecting removal of funds; fluctuations of currency exchange rates; contract rights; labor disputes; civil disturbances; war and other disruptions affecting operations. International operations and investments may also be negatively affected by laws and policies of the United States affecting foreign trade, investment and taxation. Any of these events could adversely impact Rentech's licensees and thereby adversely affect Rentech's operating results and financial condition.

       16. No Expectation of Dividends on Common Stock. No dividends have been paid on Rentech's Common Stock since inception. Rentech currently intends to retain any earnings for the future operation and development of its business and does not anticipate paying dividends in the foreseeable future. Any future dividends may be restricted by the terms of outstanding preferred stock and other financing arrangements then in effect.

       17. Potential Reverse Stock Split. By vote of shareholders at their 1999 annual meeting, the board of directors was authorized until June 16, 2000 to effect, in its discretion, a reverse stock split of the outstanding shares of Rentech's Common Stock on the basis of one share for each five shares outstanding at the time of the potential reverse stock split. If the board of directors considers the reverse stock split to be desirable for shareholders and implements it, any increase in the market price of the Common Stock resulting from the reverse stock split may be proportionately less than the decrease in the number of shares outstanding.

       18. Limited Trading Market. As of August 17, 1999, NASDAQ removed Rentech's Common Stock from the Nasdaq SmallCap Market because the stock was trading for less than $1.00 per share. After that date, trades of the Common Stock have been quoted on the OTC Bulletin Board. There are no assurances that the market for the Common Stock will be sustained or provide liquidity for investors who wish to sell, or that investors will be able to sell their Shares at any price. Future trading prices of the Common Stock will depend upon many factors including, among others, prevailing market conditions and Rentech's operating results.

       19. Fluctuations in Quarterly and Annual Results. Rentech has in the past, and expects in the future, to experience significant fluctuations in quarterly and annual operating results caused by the unpredictability of many factors. These variations may include differences in actual results of operations from results expected by financial analysts and investors, the demand for licenses of Rentech GTL Technology, timing of construction and completion of plants by licensees, success in operating plants, receipt of license fees and engineering fees and royalties, improvements or enhancements of gas-to-liquids technology by Rentech and its competitors, changes in oil and gas market prices, the impact of competition by other technologies and energy sources, and general economic conditions. Rentech believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. Some or all of these factors may cause Rentech's operating results in future fiscal quarters or years to be below the expectations of public market analysts and investors. In such event, the price of Rentech's Common Stock is likely to be materially adversely affected.

       20. Year 2000. Rentech is faced with the Year 2000 Issue, which is the result of computer programs that are written using two digits rather than four to define the applicable year. Any computer programs that affect Rentech's activities, including those of its subsidiaries, and that have date-sensitive software, may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations that depend upon such date-sensitive software or computer hardware. The potential problems include, among others, a temporary inability to process transactions, send invoices, transfer funds, or engage in similar normal business activities. The problems caused by the Year 2000 Issue may be exacerbated and cause widespread business disruption because of the interdependence of computer and telecommunications systems in the United States and throughout the world.

       21.  Deterrence of Tender Offers by Fair Price Provisions.
  Rentech's Articles of Incorporation include provisions that may make it more difficult for a third party to acquire the Company. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of the capital stock of the Company; and a requirement that the holders of not less than 66-2/3% of the voting power of the outstanding capital stock of the Company approve certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. Rentech also has a shareholder rights plan that authorizes issuance to existing shareholders of substantial numbers of preferred share rights or shares of Common Stock in the event a third party seeks to acquire control of a substantial block of the Company's Common Stock. These provisions could deter a third party from tendering for the purchase of some or all of Rentech's outstanding securities and could have the effect of entrenching management.

       22. Forward Looking Statements. This Prospectus includes, or incorporates by reference, forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act), that are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements relating to the Rentech GTL Technology and related technologies, ability to economically convert methanol plants to use the Rentech GTL Technology, anticipated capital and operating costs of plants, ability to obtain required capital and low cost feedstock for such plants, timing of commencement and completion of construction of such plants, results from continued development of the Rentech GTL Technology, products of the Rentech GTL Technology and their quality, quantity and economic and commercial competitiveness, the economic use of gas-to-liquids plants, failure of a licensee to timely pay fees due to Rentech, inability to attract other licensees of the Rentech GTL Technology, trends affecting the financial condition or results of operations of Rentech, and the business and growth strategies of Rentech. When used in this document, the words "anticipate," "estimate," "intend," "expect," "believe," "may," "plan," "project," and similar expressions are intended to be among the statements that identify forward-looking statements. Although Rentech believes expectations of the Company, its directors and officers, are based on reasonable assumptions, such statements involve risks and uncertainties. No assurance can be given that actual results will be consistent with these forward-looking statements. In particular, actual results may differ from these statements for reasons described in the section titled "Risk Factors" or discussed in Rentech's periodic reports filed with the SEC or in other documents incorporated by reference into this Prospectus.

  Use of Proceeds

       The Shares are being offered for the account of Selling Shareholders. The Company will not receive any proceeds from the sale of their Shares. The Company will receive approximately $179,450 if all of the stock options presently issued pursuant to the Plan for the purchase of 233,000 shares of Common Stock are exercised, of which there is no assurance. The Company intends to use any net proceeds from the exercise of the stock options for working capital and general corporate purposes.


                         SELLING SHAREHOLDERS

     The shares of Common Stock owned by the Selling Shareholders and the shares of Common Stock (the
"Shares") underlying stock purchase warrants held by them are being offered by the Selling Shareholders identified in the following table.
                                                                  Number of Shares
                                                    Number of     to be Beneficially Owned
      Name of               Number of Shares        Shares That   On Completion of the Offering
      Selling               Beneficially Owned      May Be                                % of
      Shareholder           Record      Indirect    Offered(1)    Record    Indirect      Class
      -----------------     ------      --------    ----------    ------    --------      -----
      Charles B. Benham       275,440     520,880      20,000     275,440     500,880      1.5%
      Mark S. Bohn            443,431     322,092      10,000     443,431     312,092      1.5%
      Ronald C. Butz          244,151(2)  465,880      55,000     244,151     410,880      1.3%
      James P. Samuels        180,500     564,000      20,000     180,500     544,000      1.4%
      Erich W. Tiepel         198,277     302,448      10,000     198,277     292,448      *
      Dennis L. Yakobson      374,154     537,400      47,000     374,154     490,400      1.7%
      Frank L. Livingston      40,000      66,000      36,000      40,000      30,000      *
      John J. Ball             75,000      42,000      10,000      75,000      32,000      *
      John P. Diesel           75,000      40,000      10,000      75,000      30,000      *
      Linda D. Kansorka        12,369      95,000       5,000      12,369      90,000      *
      Mark Koenig              13,000     147,000      10,000      13,000     137,000      *
                                                    ---------
            Total                                   233,000(1)
---------------

      *Less than 1%
<F1>  Includes shares of common stock issuable upon exercise of presently issued stock options.
<F2>  Does not include 257,432 shares of common stock held of record by Mr. Butz's spouse as to which shares he disclaims beneficial ownership and investment and voting power.

       To the knowledge of the Company, each of the Selling Shareholders is presently an officer, director or employee of the Company or has held an office, position or other material relationship with the Company, its predecessors or affiliates during the past three years.

       Each Selling Shareholder has represented that he purchased the Common Stock for investment and with no present intention of distributing or reselling such Shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Form
  S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and to use its best efforts to obtain effectiveness of the Registration Statement and to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto, until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders, or for a period of 180 days, whichever occurs first.

       Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.


                             PLAN OF DISTRIBUTION

       The sale of the Shares by the Selling Shareholders may be effected from time to time (i) in transactions in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

       The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholders that in the event of a "distribution" of his or its shares, such Selling Shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until his or its participation in that distribution is completed.
  A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

             DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

       The authorized capital stock of Rentech consists of 100,000,000 shares of common stock, $.01 par value per share, and 1,500,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of common stock. Once a quorum is established, action of a routine nature may be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote. Rentech's board of directors is authorized to issue shares of common stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. These rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise.

       Rentech had 99,668 shares of its Series 1998-B Convertible Preferred Stock outstanding as of January 4, 2000. The outstanding preferred stock ranks prior to the common stock and all other classes and series of junior stock of Rentech with respect to rights on liquidation, dissolution and winding up. The preferred stock is convertible into shares of the Company's common stock at a price that is 82.5% of the average closing bid price of the common stock for the five trading days preceding the date of each conversion. Dividends are payable on the preferred stock at 9% per annum, in common stock or cash, at the option of the Company, until converted or redeemed by the Company. The preferred stock may be redeemed by the Company after September 30, 1999 at a price of $11.50 per share plus any accumulated dividends due at the date of redemption. Starting January 1, 2000, the Company may require conversion of the preferred stock into common stock.

       The Company's Articles of Incorporation contain several provisions that may make a takeover of the Company by a third party more difficult, including: (i) classification of its Board of Directors into three classes as nearly equal in size as practicable, with the members of only one class to be elected annually for a three-year term; (ii) directors may be removed without cause only with the approval of the holders of two-thirds of the outstanding voting power of all capital stock of the

  Company; (iii) special meetings of shareholders may be called only by the president, directors, or affirmative vote of 10% or more of the voting power of the outstanding capital stock of the Company; and
  (iv) approval by the holders of two-thirds of the voting power of the outstanding capital stock of the Company is required for certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the Company's board of directors or unless certain minimum price and procedural requirements are met designed to assure that all shareholders of the Company receive a fair price for their shares.

       The Company also has a shareholder rights plan which authorizes issuance to existing shareholders of substantial numbers of preferred shares rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of the Company's common stock. These provisions could deter an offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management. Pursuant to the shareholder rights plan, the Company amended its Articles of Incorporation to authorize the issuance of 500,000 shares of Series 1998-C Participating Cumulative Preferred Stock. In the event that a person acquires 15% or more of the common stock of the Company, the holders of common stock at such time shall have the right to receive 1/100 of a share of Series 1998-C Participating Cumulative Preferred Stock for each shares of common stock owned by such person. The holders of the preferred stock are entitled to dividends in the event that the Company declares a dividend or distribution on the common stock. The holders of the preferred stock are entitled to vote on all matters submitted to a vote of the stockholders of the Company. Whenever dividends on the preferred stock are in arrears for six quarterly dividends, the holders of such stock (voting as a class) have the right to elect two directors of the Company until all cumulative dividends have been paid in full.

       The shares of common stock covered by this Prospectus are fully paid and nonassessable. Holders of common stock have no preemptive rights. Each stockholder is entitled to one vote for each share of common stock held of record by such stockholder. Shareholders have no right to cumulate votes for election of directors. Upon liquidation of Rentech, the assets then legally available for distribution to holders of the common stock will be distributed ratably among those shareholders in proportion to their stock holdings. Holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for dividends. While shares of Rentech's Series 1998-B Preferred Stock are outstanding, no dividends may be paid on the common stock unless dividends on the those preferred shares have been paid. No shares of common stock may be purchased or funds set aside for that purpose by the Company except in amounts of less than $100,000 per year.

                                LEGAL OPINIONS

       Brega & Winters, P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the Shares issued to the Selling Shareholders. A lawyer associated with Brega & Winters P.C. beneficially owns 283,052 Shares of the Company's common stock.

                                   EXPERTS

       The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

       NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

       ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              TABLE OF CONTENTS
  Available Information                                   2

  Documents Incorporated by Reference                     2

  Summary                                                 2

  Risk Factors                                            4

  Use of Proceeds                                         9

  Recent Developments                                    10

  Selling Shareholders                                   10

  Plan of Distribution                                   12

  Description of Common Stock and Preferred Stock        13

  Legal Opinions                                         13

  Experts                                                13
